CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment 79 to the Registration Statement on Form N-4, 333-79311 of RiverSource® Retirement Advisor Advantage Plus Variable Annuity/RiverSource® Retirement Advisor Select Plus Variable Annuity of our report dated February 22, 2018 relating to the consolidated financial statements of RiverSource Life Insurance Company and our report dated April 20, 2018 relating to the financial statements of RiverSource Variable Account 10, which appear in Post-Effective Amendment 15 to the Registration Statement on Form N-4, 333-186218. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 23, 2018